Exhibit 99.1 American Healthcare REIT Enters into Purchase Option Agreement to Acquire Full Ownership of Trilogy REIT Holdings IRVINE, Calif. (Nov. 7, 2023) – American Healthcare REIT, Inc. (“AHR”) announced today that it has entered into a purchase agreement with affiliates of NorthStar Healthcare Income, Inc. (“NorthStar”) that grants AHR the option to purchase all of the minority membership interest held by NorthStar in Trilogy REIT Holdings, LLC (“Trilogy REIT Holdings”), a subsidiary of AHR. If AHR exercises the purchase option, then upon the closing thereof, AHR will own 100% of Trilogy REIT Holdings, and indirectly 97.4% of Trilogy Investors, LLC (“Trilogy”) (which is the parent company of Trilogy Health Services, LLC), with the remaining 2.6% minority interest primarily owned by certain executives and employees of Trilogy’s operator, Trilogy Management Services, LLC.0F 1 Founded in 1997, Trilogy is a leading owner-operator of purpose-built integrated senior health campuses throughout the states of Indiana, Ohio, Michigan and Kentucky. During the course of its 26- year history, Trilogy has experienced consistent growth primarily through the development of new campuses and opportunistic expansions of existing ones. As of June 30, 2023, Trilogy operates a total of 123 properties comprised of more than 13,000 beds. Trilogy’s integrated senior health campuses offer a range of care, including assisted living, memory care, independent living and skilled nursing services. “Trilogy has been strategically built over the course of nearly three decades in select markets that have experienced growing demand for long-term care services and in which Trilogy has established an industry-leading presence,” explained Danny Prosky, president and chief executive officer of AHR. “Trilogy constitutes more than a third of American Healthcare REIT’s $4.4 billion1F 2 portfolio and is the strongest performing component. Trilogy is one of the nation’s finest senior care operators, as evidenced by its remarkable recovery from the COVID pandemic, which battered the senior care industry.” Trilogy’s unique assets and differentiated strategy have driven impressive growth over the last year. Compared to the same period last year, same-store occupancy increased by 380 basis points to 86.0% for the three months ended June 30, 2023. Additionally, same-store net operating income increased by 16.9% for the three months ended June 30, 2023, compared to the same period last year. Under the terms of the purchase agreement, AHR may exercise the option at any time on or before September 30, 2025 for an all-cash purchase price ranging from $240.5 million to $260.0 million, dependent upon the date of closing of the purchase. 1 Ownership interests based on approximate ownership interests held as of June 30, 2023. 2 Based on gross investment value, which is comprised of acquisition costs and subsequent capital expenditures, net of dispositions and impairments, that pertain to the company’s pro-rata ownership as of June 30, 2023. Contact: Damon Elder Spotlight Marketing Communications (949) 427-1377 damon@spotlightmarcom.com

AHR can also elect to complete the purchase transaction by using a combination of cash and the issuance of new convertible preferred stock. AHR may use preferred stock for up to 90% of the purchase price, with the balance paid in cash. If issued, the preferred stock would have an initial annual dividend rate of 4.75% on the $25 per share liquidation preference of the preferred stock, with this rate increasing over time, and the preferred stock would be convertible at the holder’s option on or after July 1, 2026 into AHR common stock. AHR may also redeem the shares of preferred stock, in whole or in part, for cash at any time. There are several customary and other conditions related to the purchase agreement between AHR and NorthStar. The transaction closing is not subject to any regulatory approvals. Please refer to AHR’s filing on Form 8-K (filed on the same date as this press release) with the U.S. Securities and Exchange Commission (the “SEC”) for further information. About American Healthcare REIT, Inc. American Healthcare REIT, Inc., a self-managed, publicly registered, healthcare real estate investment trust, owns and/or operates a diverse portfolio of healthcare real estate assets totaling approximately 19.1 million square feet, with a gross investment value of approximately $4.4 billion. As of June 30, 2023, this international portfolio included 300 properties comprised of medical office buildings, senior housing communities, skilled nursing facilities, and other real estate-related investments across 36 states, the United Kingdom and the Isle of Man. For more information, please visit www.AmericanHealthcareREIT.com. Forward-Looking Statements This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (together, the “Acts”). AHR intends for all such statements to be covered by the applicable safe-harbor provisions for forward-looking statements contained in the Acts. Readers should not place undue reliance on these statements, which speak only as of the date they were made. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, AHR can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the possibility that AHR does not elect to exercise its purchase option with NorthStar; AHR’s failure to satisfy the conditions to NorthStar’s obligations to consummate the transaction even if AHR desires to exercise the purchase option; and other factors, including those set forth in the Risk Factors section of AHR’s Annual Report on Form 10-K for the year ended December 31, 2022, AHR’s subsequent Quarterly Reports on Form 10-Q and other reports filed or furnished by AHR with the SEC, copies of which are available on the SEC’s website at www.sec.gov. Except as required by law, AHR does not undertake any obligation to update or revise any forward-looking statements herein. ###